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FOR IMMEDIATE RELEASE


                          ORIENTAL FINANCIAL GROUP INC.
               CLOSES SALE OF 1,225,000 SHARES OF PREFERRED STOCK


DATE:    MAY 5, 1999

         SAN JUAN, PUERTO RICO - ORIENTAL FINANCIAL GROUP INC. ("Oriental") today announced that it had closed the sale of 1,225,000 shares of its 7.125% Noncumulative Monthly Income Preferred Stock, Series A , through a group of underwriters led by Santander Securities Corporation of Puerto Rico at a price to the public of $25.00 per share.

         Oriental is a bank holding company headquartered in San Juan, Puerto Rico, subject to regulation and supervision by the Federal Reserve Board. As a diversified financial institution, Oriental provides a wide range of financial services to retail and institutional clients. Oriental's core businesses are mortgage banking, trust and money management services, financial planning and securities brokerage services, and a full range of consumer lending and banking services provided through its network of twenty branches located throughout Puerto Rico.